UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2022

SCIPLAY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-38889	83-2692460
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6601 Bermuda Road, Las Vegas, NV 89119
(Address of registrant’s principal executive office)

(702) 897-7150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, par value $.001 per share	SCPL	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒          Emerging growth company

☒         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Succession of Chief Financial Officer

On October 13, 2022, SciPlay Corporation (the “Company”) announced that James Bombassei, age 59, will succeed Daniel O’Quinn as Chief Financial Officer and Secretary of the Company, effective December 1, 2022 (the “Transition”). Mr. O’Quinn will remain with the Company and will serve as Vice President, Finance.

Mr. Bombassei has served as Senior Vice President of Investor Relations at Light & Wonder, Inc. (“Light & Wonder”) since December 2020. Prior to joining Light & Wonder, Mr. Bombassei held multiple senior positions during his over 20-year tenure at global media and entertainment company Paramount Global, including Senior Vice President, Treasurer & Investor Relations. Mr. Bombassei began his career in Ernst & Young, LLP’s Audit practice and is a former CPA in the State of New York. Mr. Bombassei holds an MBA in Finance from New York University and a bachelor’s degree in Business and Economics from Lehigh University.

Employment Agreement with Mr. Bombassei

In connection with the Transition, the Company will enter into an employment agreement with Mr. Bombassei (the “Employment Agreement”), with a term beginning on December 1, 2022 and ending on November 30, 2025 (the “Term”), subject to automatic one-year extensions, and will provide that Mr. Bombassei will receive: (1) an annual base salary of $450,000; (2) an annual target bonus opportunity of 75% of his base salary; and (3) eligibility for annual equity awards with an aggregate grant date fair value of approximately 75% of his base salary.

The Employment Agreement will provide that, in the event of Mr. Bombassei’s termination of employment by the Company without “cause” or due to the expiration of the Term or by Mr. Bombassei for “good reason”, Mr. Bombassei will generally receive: (i) a pro rata bonus for the year of termination; (ii) cash severance equal to his base salary; and (iii) up to 12 months of continued COBRA coverage at the Company’s expense. The Employment Agreement will provide that Mr. Bombassei will be eligible to participate in the Company’s Senior Executive Incentive Plan beginning in 2023 and contain, among other things, a “best net cutback” provision in the event any payments or benefits to Mr. Bombassei would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and restrictive covenants regarding non-competition, non-solicitation, non-disparagement and confidentiality.

In connection with entering into the Employment Agreement, within ten days after the Transition, Mr. Bombassei will receive a grant of Company restricted stock units with a grant date value of $500,000, vesting in three substantially equal annual installments on each of December 1, 2023, 2024 and 2025, which are intended in part to replace certain Light & Wonder equity that Mr. Bombassei will forfeit in connection with his appointment.

Item 7.01.  Regulation FD Disclosure.

On October 13, 2022, the Company issued a press release announcing that Mr. Bombassei will succeed Mr. O’Quinn as Chief Financial Officer and Secretary of the Company, effective December 1, 2022. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 as well as in Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated October 13, 2022.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2022	SCIPLAY CORPORATION

	By:	/s/ Joshua J. Wilson
		Name:	Joshua J. Wilson
		Title:	Chief Executive Officer